Exhibit 10.1

January 23, 2020

Jeffery D. Ansell

Dear Jeff:

Stanley Black & Decker, Inc. (the “Company”) values your contributions to the Company’s Global Tools and Storage division (the “Tools Business”), and is therefore pleased to summarize the terms of your continued employment with the Company and its subsidiaries in this letter. Such terms are as follows:

1.    Leadership Phase. During the period commencing on the date hereof and ending on June 30, 2020 (“Leadership Period Phase One”), you will continue to serve in your current role as Executive Vice President and President, Global Tools and Storage. During such period, you will be responsible for all aspects of leading the Tools Business, including strategic, operational and acquisition integration (including integrating into the Tools Business the Craftsman and Newell acquisitions). During the period commencing on July 1, 2020, and ending December 31, 2021 (“Leadership Period Phase Two” and, together with Leadership Period Phase One, the “Leadership Period”), you will serve as Executive Vice President, Stanley Black & Decker. During such period, you will be responsible for the launch and leadership of a major organic growth program of the Company and continue to work with your successor to ensure a smooth transition of all previous responsibilities from Leadership Period Phase One. Notwithstanding the foregoing, during Leadership Period Phase Two, the Company reserves the right to reassign you to your current role and responsibilities as Executive Vice President and President, Global Tools and Storage.

Except as set forth in this letter, the terms and conditions of your continued employment will remain unchanged during the Leadership Period. This means that you will continue to receive (i) a base salary at least at the rate in effect on the date hereof (subject to merit-based increases from time to time) and (ii) be eligible for the same bonus opportunities and equity awards (granted pursuant to the Company’s 2013 Long-Term Incentive Plan or a successor thereto (the “LTIP”)) as other similarly situated senior corporate executives of the Company (e.g., Executive Vice President), in each case with performance goals and other terms determined in accordance with established Company practice. You will also be eligible to participate in all employee benefit plans and perquisite programs offered generally to other senior corporate executives of the Company (including any officer-level perquisite programs), in each case in accordance with the terms of the applicable plans and programs (as amended from time to time). For the avoidance of doubt, you will be eligible to receive equity awards each December during the Leadership Period, with performance goals to be determined as referenced above.

2.    Advisory Phase. During the period commencing on January 1, 2022 and ending on January 1, 2024, you will be employed as a strategic advisor to the Tools Business (the “Advisory Period”). During the Advisory Period, you will be available, when requested (upon reasonable advance notice), to provide advisory services to the Company on matters such as product innovation, strategic planning, commercial excellence and such other matters as shall reasonably be requested by the Chief Executive Officer of the Company; provided that you will not be required to provide such advisory services from the Company’s offices and may instead provide such services remotely from a location reasonably determined by you.

During the period beginning on the commencement of the Advisory Period and ending on December 31, 2022, you will receive an annual base salary equal to your annual base salary in effect immediately prior to the commencement of the Advisory Period. During the period commencing January 1, 2023 and ending on January 1, 2024, you will receive an annual base salary of $600,000. You will also be eligible to participate in the Company’s benefit plans and perquisite programs, in each case in accordance with the terms of the applicable plans and programs (as amended from time to time). You will not be eligible to receive any new cash incentive or equity awards during the Advisory Period; provided that, to the extent that the Company causes the Advisory Period to commence prior to January 1, 2022, (i) you will be entitled to receive your target annual incentive opportunity in respect of fiscal year 2021 and (ii) you will continue to be eligible to receive equity awards each remaining December during the period ending December 31, 2021, in each case in accordance with Section 1. You will continue to vest in the equity awards that were granted to you prior to December 31, 2021.

3.    Retirement; Prior Termination of Employment. Effective January 1, 2024 (“Retirement Date”), you will retire from all roles with the Company and its subsidiaries, and such retirement will be automatic and require no further action on your part or that of the Company. For the avoidance of doubt, your retirement on the Retirement Date will entitle you to retain your outstanding equity awards in accordance with the LTIP and the Company’s policies thereunder.

Notwithstanding the foregoing, the Company agrees that it may not terminate your employment during the Leadership Period or the Advisory Period other than for Cause (as defined below); provided that the Company may elect, at its discretion, to cause the Advisory Period to commence prior to January 1, 2022, in which case (i) the term “Advisory Period” shall be deemed to mean the period from such earlier date through the Retirement Date and (ii) the terms of your employment and compensation shall be governed by Section 2 hereof beginning on such earlier date. In the event the Company materially breaches the provisions of Section 1 hereof during the Leadership Period, you may elect, at your discretion, to cause the Advisory Period to commence prior to January 1, 2022, on the same terms as described in the immediately preceding sentence.

In addition, in the event that during the Advisory Period, you resign your employment for Good Reason (as defined below), your then outstanding equity awards will become immediately vested at the time of such termination of employment and will be settled at the earliest time that will not trigger a tax or penalty under Section 409A of the Internal Revenue Code of 1986, as amended and the regulations promulgated thereunder (collectively, “Section 409A”), as determined by the Committee (as defined in the LTIP).

For purposes of this letter, (i) “Cause” means (A) the willful engaging by you in conduct which is demonstrably and materially injurious to the Company or its affiliates, (B) your conviction of (or plea of nolo contendere to) any felony or any other crime involving dishonesty, fraud or moral turpitude or (C) your material breach of any restrictive covenant described in Section 4 below and (ii) “Good Reason” means one or more of the following, so long as you give the Company reasonable written notice of the occurrence of such event within 90 days of its occurrence and a period of up to 30 days to cure such event (in which case it will be deemed not to have occurred), (A) the assignment to you of duties materially inconsistent with your role as a strategic advisor to the Company as described in Section 2, (B) a reduction in your annual base salary as specified in this letter or a material reduction in the benefit and perquisite programs provided to you (other than any across the board changes applicable to employees generally) or (C) a material breach by the Company of this letter.

You should be aware that your employment with the Company and its subsidiaries is “at will” and may be terminated by the Company or you at any time for any reason prior to the Retirement Date (except as provided above). Upon any termination of employment for any reason, the Company will pay you any earned but unpaid base salary, as well as any earned but unpaid annual bonuses with respect to a prior fiscal year. You will also be eligible for continuation of medical coverage pursuant to the Consolidated Omnibus Budget Reconciliation Act of 1985, as amended, and for any earned and vested benefits under applicable Company benefit plans and programs. You will also remain eligible for severance under the Company’s severance policy for senior corporate executives (as in effect from time to time) until December 31, 2021; provided that, to the extent that the Company causes the Advisory Period to commence prior to January 1, 2022, (i) you will remain eligible for severance under such severance policy until December 31, 2021 and (ii) the amount of any severance payments payable under such policy shall be determined based on your base salary in effect immediately prior to the commencement of the Advisory Period.

Upon termination of your employment with the Company for any reason, you will be deemed to have resigned, effective as of your date of termination, from all positions with the Company and its subsidiaries, and you will execute any additional documentation that is requested by the Company to memorialize such resignations.

During the Leadership Period and the Advisory Period, you will continue to benefit from any Company indemnification or third-party insurance coverage in place for directors, officers or employees of the Company. The Company acknowledges that its policy on trading restrictions will not apply to you during the Advisory Period; provided that you remain subject to applicable law relating to trading restrictions in all events.

4.    Restrictive Covenants. You agree to comply with the restrictive covenants set forth in the Stanley Black & Decker Employee Restrictive Covenant Agreement between you and the Company, effective as of April 17, 2012 (the “Restrictive Covenant Agreement”), in accordance with their terms; provided that such restrictive covenants shall apply during your term of employment and then, notwithstanding anything to the contrary therein, upon any termination of such employment for any reason and for the post-employment time periods specified therein, as modified by this letter. You acknowledge and agree that Section 3.4 (Non-Competition) of the Restrictive Covenant Agreement is hereby amended to delete the phrase “one (1) year after Employee’s employment with SBD is terminated” and replace it with “two (2) years after Employee’s employment with SBD is terminated”.

5.    Governing Law; Dispute Resolution. This letter will be governed by, and construed in accordance with, the laws of the State of Maryland, without reference to principles of conflict of laws. Except for the Company’s right to seek injunctive relief, all disputes arising in connection with this letter will be settled by expedited arbitration conducted a single arbitrator sitting in Baltimore, Maryland, in accordance with the rules of the American Arbitration Association then in effect. The decision of the arbitrator in that proceeding will be binding on you and the Company. Judgment may be entered on the award of the arbitrator in any court having jurisdiction.

6.    Entire Agreement. The Company and you acknowledge that this letter constitutes the entire understanding between the Company and you with respect to the subject matter hereof and supersedes any other prior agreement or other understanding, whether oral or written, express or implied, concerning the same; provided that this letter will have no effect on the Change in Control Agreement between you and the Company. This letter is personal to you and is not assignable by you, and will be binding upon the Company and its successors.

7.    Section 409A. It is intended that the provisions of this letter comply with Section 409A, and all provisions of this letter shall be construed and interpreted in a manner consistent with the requirements for avoiding taxes or penalties under Section 409A.

Sincerely,

STANLEY BLACK & DECKER, INC.

By:	/s/ Stephen Subasic
Name:	Stephen Subasic
Title:	Vice President, Human Resources

JEFFERY D. ANSELL

By:	/s/ JEFFERY D. ANSELL

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